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BUS 08:06 STANDARD PACIFIC CORP. ANNOUNCES A CASH TENDER OFFER FOR ALL

of its outstanding 10 1/2% Senior Notes Due 2000

    Business Editors

    COSTA MESA, Calif.--(BUSINESS WIRE)--Sept. 1, 1998--Standard Pacific Corp. (the "Company") (NYSE: SPF) announced today that it has commenced a cash tender offer (the "Tender Offer") to purchase all of its outstanding 10 1/2% Senior Notes due 2000 (the "Notes") from holders of such Notes (the "Holders") and a reissued consent solicitation (the "Solicitation" and, together with the Tender Offer, the "Offer") to eliminate certain restrictive covenants and other provisions contained in the Indenture, dated as of April 1, 1992, as amended and supplemented from time to time, and the related Officer's Certificate dated March 5, 1993, pursuant to which the Notes were issued.

     Pursuant to the terms of the Offer, the total consideration payable to Holders who tender Notes and thereby deliver consents prior to 12:00 midnight, New York City time, on the Consent Date (as defined below) is $1049.00 per $1,000 principal amount of Notes tendered, plus accrued and unpaid interest up to but not including the payment date, consisting of $10.00 per $1,000 principal amount of Notes as consideration for granting the requested consent (the "Consent Payment") with the remainder of the consideration for the tender of Notes pursuant to the Tender Offer.

      In order to receive the Consent Payment, Holders must properly tender their Notes prior to 12:00 midnight, New York City time, on the Consent Date. Holders who properly tender their Notes after the Consent Date will not receive the Consent Payment. The terms of the Offer do not allow holders to deliver consents without tendering Notes.

      The Consent Date is 12:00 midnight New York City time on the date which is the later of September 15, 1998 or the date on which the company receives the requisite consents from Holders representing at least a majority in aggregate principal amount of the Notes outstanding. The Tender offer will expire at 9:00 A.M., New York City time, on September 30, 1998, unless extended (the "Expiration Date") and the Solicitation will expire on the earlier to occur of the Expiration Date or the Consent Date.

       The Company is seeking to modify the Indenture and the related Officer's Certificate to eliminate certain restrictive covenants and certain other provisions applicable to the Notes. Although there are several series of securities currently outstanding under the Indenture, the proposed Amendments to the Indenture and related Officer's Certificate will only affect the Company's Notes (i.e. the Company's 10 1/2% Senior Notes due 2000).

       The Offer is subject to the terms and conditions set forth in the Offer to Purchase and Consent Solicitation Statement dated September 1, 1998 and the accompanying Consent and Letter of Transmittal, which are being sent to all Holders. Subject to the terms and conditions of
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the Offer, the Company will make all payments promptly after the Expiration
Date.
     The Company designs, constructs and sells high quality, single-family homes targeted primarily to the move-up buyer. The Company is a leading builder in California where it has operated for over 50 years and also has established operations in Texas. The Company is geographically diversified in these markets with operations in Orange, Riverside, San Bernardino, San Diego and Ventura Counties in Southern California, in the San Francisco Bay area of northern California and in Houston, Dallas and Austin, Texas. In addition, the Company is commencing operations in Phoenix, Arizona, in connection with its recent acquisition of seven active subdivisions and certain other assets from the Arizona Family Division of UDC Homes, Inc. With this acquisition, the
Company will purchase or assume rights to acquire over 2,000 single-family lots located in 13 communities in the Phoenix Metropolitan area.
        Donaldson, Lufkin & Jenrette ("DLJ") is serving as the Dealer Manager and MacKenzie Partners, Inc. is serving as the Information Agent in connection with the Offer. Questions concerning the Offer should be directed to Jeff Dorst of DLJ at (800) 334-1604 or (212) 892-2964. Requests for documents should be directed to MacKenzie Partners, Inc., at (212) 929-5500 or (800) 322-2885.


       CONTACT: DLJ
                Jeff Dorst
                800/334-1604 or 212/892-2964

                            or

                MacKenzie Partners, Inc.
                212/929-5500 or 800/322-2885

       KEYWORD: CALIFORNIA
       INDUSTRY KEYWORD: BUILDING/CONSTRUCTION REAL ESTATE

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